M.D.C. HOLDINGS, INC.

Consolidated Statements of Operations and Comprehensive Income

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
	(Dollars in thousands, except per share amounts)
	(Unaudited)
Homebuilding:
Home sale revenues	$389,141	$230,732	$1,150,998	$805,164
Land sale revenues	1,724	8,360	5,144	11,859

Total home sale and land revenues	390,865	239,092	1,156,142	817,023

Home cost of sales	(323,179)	(196,140)	(973,120)	(686,661)
Land cost of sales	(1,613)	(8,314)	(4,823)	(10,796)
Inventory impairments	(1,105)	(283)	(1,105)	(12,965)

Total cost of sales	(325,897)	(204,737)	(979,048)	(710,422)

Gross margin	64,968	34,355	177,094	106,601

Selling, general and administrative expenses	(49,160)	(35,934)	(167,295)	(179,105)
Interest income	6,747	6,631	23,398	26,068
Interest expense	—	(1,200)	(808)	(20,842)
Other income (expense)	(364)	(22,365)	228	(43,350)

Homebuilding pretax income (loss)	22,191	(18,513)	32,617	(110,628)

Financial Services:
Revenues	14,908	8,111	46,881	26,086
Expenses	(8,186)	(10,244)	(21,645)	(26,306)
Interest and other income	938	870	3,262	3,376

Financial services pretax income (loss)	7,660	(1,263)	28,498	3,156

Income (loss) before income taxes	29,851	(19,776)	61,115	(107,472)
Benefit (provision) for income taxes	(181)	955	1,584	9,082

Net income (loss)	$29,670	$(18,821)	$62,699	$(98,390)

Other comprehensive income (loss):
Unrealized gain related to available-for-sale securities	1,133	6,781	12,078	(12,124)

Comprehensive income (loss)	$30,803	$(12,040)	$74,777	$(110,514)

Earnings (loss) per share:
Basic	$0.60	$(0.40)	$1.29	$(2.12)
Diluted	$0.59	$(0.40)	$1.28	$(2.12)
Weighted Average Common Shares Outstanding:
Basic	48,140,725	47,011,311	47,660,629	46,796,334
Diluted	48,865,996	47,011,311	48,064,839	46,796,334
Dividends declared per share	$1.25	$0.25	$2.00	$1.00

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